EXHIBIT 1.1



                     VAN KAMPEN FOCUS PORTFOLIOS, SERIES 366

                                 TRUST AGREEMENT

                             Dated: October 10, 2002

         This Trust Agreement among Van Kampen Funds Inc., as Depositor, The Bank of New York, as Trustee, and Van Kampen Investment Advisory Corp., as Supervisor of the Trust, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Van Kampen Focus Portfolios, Effective for Unit Investment Trusts Established On and After May 2, 2001 (Including Series 284 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:

          1. The Securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

          2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof referred to in Section 1.01(56) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under "Initial number of Units" for the Trust in the "Summary of Essential Financial Information" in the Prospectus.

          3. The aggregate number of Units described in Section 2.03(a) for the Trust is that number of Units set forth under "Initial number of Units" for the Trust in the "Summary of Essential Financial Information" in the Prospectus.

          4. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth in the "Summary of Essential Financial Information" in the Prospectus.

          5. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth in the "Summary of Essential Financial Information" in the Prospectus.

          6. The term "Deferred Sales Charge Payment Date" shall mean March 10, 2003 and the 10th day of each month thereafter through July 10, 2003.

          7. The term "Mandatory Termination Date" shall mean the "Mandatory Termination Date" for the Trust set forth in the "Summary of Essential Financial Information" in the Prospectus.

          8. The Trustee's annual compensation rate described in Section 7.04 shall be that amount set forth under "Trustee's fee and operating expenses" in the "Fee Table" in the Prospectus.

          9. The term "Mutual Fund" shall mean any open-end management investment company, equity securities of which are deposited in a Trust."

         10. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the term "Equity Securities" shall be replaced with "Mutual Fund Shares" in each instance it occurs and the term "Mutual Fund Shares" shall mean any equity securities of a Mutual Fund deposited in a Trust.

         11. The term "Rule 12b-1 Fees" shall mean any payments received by the Depositor or an affiliate of the Depositor with respect to Mutual Fund Shares deposited in a Trust pursuant to a plan adopted by a Mutual Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940.

         12. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the maturity value of the Zero Coupon Obligations on a per Unit basis shall equal at least $10.00 rather than $11.00.

         13. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the Depositor and any affiliate of the Depositor shall rebate any Rule 12b-1 Fees to a Trust.

         14. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, if the Trustee sells, redeems or otherwise liquidates Mutual Fund Shares pursuant to Section 6.02 to satisfy Unit redemptions or pursuant to Section 7.04 to pay Trust expenses, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Mutual Fund Shares held by the Trust.

          15. Section 3.02 of the Standard Terms and Conditions of Trust shall be amended by inserting the following immediately after the parenthetical in the first sentence of the first paragraph of such Section 3.02: "and any rebated Rule 12b-1 Fees".

          16. Section 3.11 shall be revised by inserting the following section at the end of the first paragraph of such Section:

         "Notwithstanding the foregoing, in the event that the Trustee shall have been notified at any time of any action to be taken or proposed to be taken by at least a legally required number of holders of any Mutual Fund Shares deposited in a Trust, the Trustee shall take such action or omit from taking any action, as appropriate, so as to insure that such Mutual Fund Shares are voted as closely as possible in the same manner and the same general proportion, with respect to all issues, as are the shares of such Mutual Fund held by owners other than the Trust."

         17. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the Supervisor shall not be entitled to receive the compensation set forth in Section 4.01 with respect to the Trust.

         18. Section 5.01(b) shall be revised by replacing (i) through (iv) in the second sentence of such Section with the following:

                "(b) During the initial offering period of a Trust (as determined by the Depositor) such Evaluation shall be made in the following manner: if the Securities are listed on a national or foreign securities exchange or traded on the Nasdaq Stock Market, Inc., such Evaluation shall generally be based on the last available closing sale price on or immediately prior to the Evaluation Time on the exchange or market which is the principal market therefor, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon (unless the Trustee deems such price inappropriate as a basis for evaluation) or, if there is no such available closing sale price on such exchange or market at the last available asked price of the Securities. If the Securities are not listed on such an exchange or traded on the Nasdaq Stock Market, Inc. or, if so listed and the principal market therefor is other than on such exchange or market, or there is no such available sale price on such exchange or market, such Evaluation shall generally be based on the following methods or any combination thereof whichever the Trustee deems appropriate: (i) in the case of Mutual Fund Shares, on the basis of the current net asset value of such shares as determined by the issuers of the Mutual Fund Shares, (ii) on the basis of current offering prices for the Zero Coupon Obligations as obtained from investment dealers or brokers who customarily deal in securities comparable to those held by the Fund, (iii) if offering prices are not available for the Zero Coupon Obligations, on the basis of offering price for comparable securities, (iv) by determining the valuation of the Zero Coupon Obligations on the offering side of the market by appraisal or (v) by any combination of the above. If the Trust holds Securities denominated in a currency other than U.S. dollars, the Evaluation of such Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Trustee deems such prices inappropriate as a basis for valuation). The Trustee may add to the Evaluation of each Security which is principally traded outside of the United States the amount of any commissions and relevant taxes associated with the acquisition of the Security. As used herein, the closing sale price is deemed to mean the most recent closing sale price on the relevant securities exchange at or immediately prior to the Evaluation Time. For each Evaluation, the Trustee shall also confirm and furnish to the Depositor the calculation of the Trust Evaluation to be computed pursuant to Section 6.01."

         19.    Section 5.01(c) shall be replaced with the following:

                 (c) After the initial offering period of Units of a Trust, (as determined by the Depositor), Evaluation of the Securities shall be made in the manner described in Section 5.01(b), on the basis of the current net asset value of Mutual Fund Shares as determined by the issuers of the Mutual Fund Shares, the current bid prices for Zero Coupon Obligations, the bid side value of any relevant currency exchange rate expressed in U.S. dollars and, except in those cases in which the Securities are listed on a national or foreign securities exchange or traded on the Nasdaq Stock Market, Inc. and the last available sale prices are utilized, on the basis of the last available bid price of other Securities. In addition, the Trustee (i) shall not make the addition specified in the fourth sentence of Section 5.01(b) and (ii) may reduce the Evaluation of each Security which is principally traded outside of the United States by the amount of any liquidation costs and any capital gains or other taxes which would be incurred by the Trust upon the sale of such Security, such taxes being computed as if the Security were sold on the date of the Evaluation."

          20. The first paragraph of Section 6.01 shall be replaced in its entirety with the following:

                 "Section 6.01. Trust Evaluation. As of the Evaluation Time (a) on the last Business Day of each year, (b) on the day on which any Unit is tendered for redemption and (c) on any other day desired by the Trustee or requested by the Depositor, the Trustee shall: Add (i) all moneys on deposit in a Trust (excluding (1) cash, cash equivalents or Letters of Credit deposited pursuant to Section 2.01 hereof for the purchase of Contract Securities, unless such cash or Letters of Credit have been deposited in the Income and Capital Accounts because of failure to apply such moneys to the purchase of Contract Securities pursuant to the provisions of Sections 2.01, 3.02 and 3.03 hereof and
         (2) moneys credited to the Reserve Account pursuant to Section 3.04 hereof), plus (ii) the aggregate Evaluation of all Securities (including Contract Securities) on deposit in such Trust (such Evaluation to be made on the basis of bid prices (if Zero Coupon Obligations are sold on such day, then such Evaluation for the Zero Coupon Obligations shall be at the weighted average of the execution prices for all Zero Coupon Obligations sold on such day) for Zero Coupon Obligations, the current net asset value for Mutual Fund Shares and the aggregate underlying value of any other Securities as determined in Section 5.01 for the purpose of computing redemption value of Units as set forth in Section 6.02 hereof), plus (iii) all other income from the Securities (including dividends receivable on Securities trading ex-dividend as of the date of such valuation and accrued rebate of Rule 12b-1 Fees as reported to the Trustee upon which notification the Trustee is authorized conclusively to rely) as of the Evaluation Time on the date of such Evaluation together with all other assets of such Trust. For each such computation there shall be deducted from the sum of the above (i) amounts representing any applicable taxes or charges payable out of the respective Trust and for which no deductions shall have previously been made for the purpose of addition to the Reserve Account, (ii) amounts representing estimated accrued expenses of such Trust including but not limited to unpaid fees and expenses of the Trustee, the Supervisor, the Depositor and counsel, in each case as reported by the Trustee to the Depositor on or prior to the date of computation, and (iii) any moneys identified by the Trustee, as of the date of such computation, as held for distribution to Unitholders of record as of an Income or Capital Account Record Date or for payment of the Redemption Price of Units tendered prior to such date. The resulting figure is herein called a "Trust Evaluation." The value of the pro rata share of each Unit of the respective Trust determined on the basis of any such evaluation shall be referred to herein as the "Unit Value." Amounts receivable by the Trust in foreign currency shall be converted by the Trustee to U.S. dollars based on current exchange rates, in the same manner as provided in Section 5.01(b) or 5.01(c), as applicable, for the conversion of the valuation of foreign Securities, and the Trustee shall report such conversion with each Evaluation made pursuant to Section 5.01."

          21. The first sentence of the seventh paragraph of Section 6.02 shall be replaced in its entirety by the following:

                  "Notwithstanding anything to the contrary in this Section 6.02, if and to the extent the Prospectus for the Trust provides for in-kind distributions of Securities, a Unitholder may request at the time of tender to receive from the Trustee in lieu of cash such Unitholder's pro rata share of each Mutual Fund Share then held by such Trust provided that the In-Kind Distribution of Mutual Fund Shares of each Mutual Fund to such Unitholder equals at least the minimum investment required by such Mutual Fund and such Unitholder is eligible to be a shareholder of such Mutual Fund Shares."

          22. Section 9.02(d)(i)(y) shall be replaced in its entirety with the following:

         "(y) such holder's pro rata portion of each Mutual Fund Share segregated for distribution in kind in whole shares or fractional shares to the extent of the fractional portion of a share may be transferred on the transfer books of the Mutual Fund,"

         IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                              VAN KAMPEN FUNDS INC.

                           By /s/ DOMINICK COGLIANDRO
                           ---------------------------
                               Executive Director


                      VAN KAMPEN INVESTMENT ADVISORY CORP.

                           By /s/ DOMINICK COGLIANDRO
                           ---------------------------
                               Assistant Treasurer


                              THE BANK OF NEW YORK

                             By /s/ DESMOND O'REGAN
                            -------------------------
                            Assistant Vice President



                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                     VAN KAMPEN FOCUS PORTFOLIOS, SERIES 366



     [Incorporated herein by this reference and made a part hereof is the "Portfolio" schedule as set forth in the Prospectus.]